Exhibit 99

Granite Broadcasting Corporation Completes Acquisition of WBNG-TV, CBS Affiliate in Binghamton/Elmira, New York

Represents Company’s Fourth and Fifth Markets in Upstate New York

NEW YORK, July 26, 2006 — Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) announced today that it has completed the acquisition of WBNG, Channel 12, the CBS-affiliated television station serving Binghamton and Elmira, New York, for $45 million in cash, before closing adjustments. Binghamton is ranked by Nielsen Media Research as the nation’s 156th largest market, and Elmira is ranked 173rd. The acquisition was financed with proceeds from the Company’s new senior credit facility, announced July 5, 2006.

Commenting on today’s announcement, W. Don Cornwell, Chief Executive Officer of Granite Broadcasting Corporation, said, “This acquisition of WBNG is a terrific fit with our stated strategy of capitalizing on our core strength of operating news-oriented, network-affiliated stations. The addition of Binghamton and Elmira to our existing Upstate New York markets, which include Buffalo, Syracuse and Utica, enables Granite to reach close to 60 percent of television households in this important region.”

Granite Broadcasting Corporation owns and operates, or provides programming, sales and other services to 23 channels in the following 11 markets: San Francisco, California; Detroit, Michigan; Buffalo, New York; Fresno, California; Syracuse, New York; Utica, New York; Binghamton, New York; Elmira, New York; Fort Wayne, Indiana; Peoria, Illinois; and Duluth, Minnesota-Superior, Wisconsin. The Company’s channel group includes affiliates of NBC, CBS, ABC, CW and My Network TV, and reaches approximately 6% of all U.S. television households.

This press release and related statements by management contain forward-looking statements, which represent the Company’s expectations or beliefs concerning future events. Forward-looking statements include information preceded by, followed by, or that includes the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. While we believe these judgments are reasonable, the Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, without limitation, failure to complete the announced sales of the Company’s WB affiliates, general economic conditions, competition in the markets in which the Company’s stations are located, technological change, pricing fluctuations in national and local advertising, innovation in the broadcasting industry, geopolitical factors and changes in laws, regulations and tax rates. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10K filed with the Securities and Exchange Commission (“SEC”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

CONTACT:  Press - W. Don Cornwell, Analyst - Larry Wills, both for Granite Broadcasting Corporation, +1-212-826-2530